UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2024

IN8bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39692	82-5462585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 5th Avenue, Suite 5330 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

646 600-6438

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	INAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 4, 2024, IN8bio, Inc. (the “Company”) announced that, in order to reduce costs while continuing to pursue its revised strategic plan, its board of directors (the “Board”) approved and its management is implementing, a workforce reduction. The reduction will reduce the Company’s workforce from 37 to 19 full-time employees, across all functional areas and at both its New York City and Birmingham, Alabama sites, as of September 4, 2024. In combination with this reduction, the executive management team and the Board has agreed to a 11% reduction in their cash compensation, effective as of September 1, 2024.

All employees affected by the workforce reduction will be eligible to receive, among other things, severance payments based on the applicable employee’s level and years of service with the Company, the continuation of group health insurance coverage for a specified period of time post-termination and outplacement services. As an additional severance benefit, each employee’s outstanding equity awards will be deemed fully vested and the exercise period of each award will be extended to September 4, 2027. Each affected employee’s eligibility for severance benefits is contingent upon such employee’s execution of a separation agreement, which includes a general release of claims against the Company.

The Company expects to incur one-time costs of approximately $0.3 million in connection with this workforce reduction, of which nearly all are cash expenditures related to severance. The Company communicated the workforce reduction on September 4, 2024 and expects the majority of the costs associated with the reduction to be incurred during the third quarter ending September 30, 2024. The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, are subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction, including potential impairment charges related to the pipeline prioritization, if any. However, the Company is not able to estimate the amount or range of amounts of such potential impairments as of the date of this Current Report on Form 8-K. If required, the Company will amend this Current Report on Form 8-K at such time as its management is able in good faith to estimate the amount, or range of amounts, of these charges.

Item 8.01	Other Events.

On September 4, 2024, the Company also provided a business update, which included a prioritization of the Company’s pipeline. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

In addition to the workforce reduction and pipeline prioritization, the Company is also exploring opportunities for other strategic alternatives.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 4, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IN8bio, Inc.

Dated: September 4, 2024	By:	/s/ Patrick McCall
Patrick McCall
Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)